Exhibit 99.1


PSB ANNOUNCES 4TH QUARTER EARNINGS OF $.74 PER SHARE
Wausau, Wisconsin - January 29, 2004

HIGHLIGHTS

   o Quarterly 2003 earnings per share of $.74, down from $.76 in 2002. Net income for the 4th quarter December 2003 was $1.29 million compared to $1.33 million in December 2002, a decline of 3.2%. The decline was due in part to the anticipated drop in residential mortgage loan refinancing nationally compared to the prior year. Quarterly mortgage banking income in 2003 was down 53% from 2002.

    o Calendar year net income of $2.74 per diluted share in 2003 ($2.76 per basic share) compared to $2.48 in 2002, an increase of 10.5%. Net income for the year ended December 2003 was $4.81 million compared to $4.37 million in 2002, an increase of 10.1%.

    o Semi-annual cash dividend of $.30 per share followed by a special 5% stock dividend to be paid on January 29 to shareholders of record January 6, 2004.

PSB Holdings, Inc. (OTCBB:PSBQ.OB), parent company of Peoples State Bank of Wausau, Wisconsin today reported fourth quarter December 2003 earnings of $.74 per share compared to $.76 per share during the fourth quarter of 2002. Net book value increased to $18.54 per share, compared to $16.75 at December 2002. A 2 for 1 stock split was effective November 19, 2002 and a special 5% stock dividend was declared during December 2003. All per share information has been updated to reflect the split and the stock dividend. Financial performance is expressed in thousands, except per share data.

Peoples State Bank is headquartered in Wausau, Wisconsin with seven retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. During December 2003, the Company announced its plans to open full service branch locations in Minocqua and Weston, Wisconsin during 2004. In addition to traditional retail and commercial loan and deposit products, the Bank provides investments, commercial property and casualty insurance services, retirement planning and long-term fixed rate residential mortgages.

Net income for the quarter ended December 31, 2003 was $1,290 compared to $1,235 in the third quarter of 2003 and $1,332 in December 2002. Operating results for the fourth quarter 2003 generated an annualized return on average assets (ROA) and return on average equity (ROE) of 1.28% and 15.95%, respectively. Comparable ratios for the same quarter in 2002 were ROA of 1.45% and ROE of 18.43%.

Year-to-date net income was $4,806 and $4,365 in 2003 and 2002, respectively. Year-to-date ROA and ROE for 2003 were 1.26% and 15.45%, compared to 2002 ROA and ROE of 1.25% and 15.97%, respectively.

Market Expansion and Outlook for 2004 Profits
The Company continues its expansion plan of opening de novo branch locations in economically vibrant communities adjacent to existing Peoples market areas. Potential branching locations are identified but not acted upon until a key person or location (or both) is identified. During 2001 and 2002, branches were opened in Eagle River (supermarket) and Rhinelander, respectively. During 2003, work began on a new banking and administrative home office (on the existing site) anticipated to be completed by June 2004. During December 2003, the Company announced plans to begin new branches in Minocqua (opening date May
2004), and Weston, Wisconsin (opening date October 2004).

Although the new locations will generate net losses during 2004, each is expected to reach net income on a month-to-month basis within the first two years of operations. These long-term investments in facilities and quality local banking professionals combined with the anticipated decline in mortgage refinancing income are expected to challenge quarter over quarter profits during 2004, despite management's goal of increasing assets by over 12% during the year. President David K. Kopperud commented "These market expansions are consistent with our past successful efforts of reaching nearby communities with quality and experienced local bank professionals when the right opportunity presents itself. The Company anticipates that 2004 earnings will be below 2003 and more in line with 2002. Despite the anticipated decline in annual 2004 earnings, management considers each office a long-term investment for the benefit of our shareholders and the future vibrancy of People State Bank."

Net Interest Income
Net interest income increased $87 from $3,288 for the quarter ended December 31, 2002 to $3,375 for the current quarter ended December 31, 2003 due to increased earning assets held, although margin on those assets has declined. Tax-adjusted net interest margin as a percent of average interest earning assets decreased from the year earlier quarter to 3.65% from 3.89%. Net interest margin for all of calendar year 2003 was 3.75% compared to 3.95% in 2002. The Company has experienced compressed interest rate margins as existing prime rate adjustable and other maturing term loans and securities are repriced at today's significantly lower rates while deposit rates remained near their floor. Compared to the year earlier quarter, earning assets yields have decreased 85 basis points from 6.45% at December 2002 to 5.60% at December 2003. However, the cost of liabilities declined only 73 basis points from 3.09% at December 2002 to 2.36% at December 2003.

The Company continues to seek net interest income growth by originating and funding assets with terms in line with proactive asset-liability management and capital leveraging as appropriate. The Company's balance sheet remains "asset sensitive" and therefore margins would improve in a rising interest rate environment. Management expects the net interest margin to begin 2004 at a similar level to the past quarter as much of the balance sheet has repriced at current interest rates.

The Company saw growth in total average loans of $46,900, or 18.3% over the comparable year-ago quarter. The majority of this growth came from additional real estate loans, both commercial real estate and residential 15 year fixed rate first mortgages that fit into the
                                       -5-
Company's asset-liability management plans. Approximately $23 million of this growth was originated by the Company's new Rhinelander, Wisconsin branch location which opened during August 2002. Total assets increased to $408,933 at December 31, 2003 compared to $371,468 at December 31, 2002. Regarding growth, President Kopperud said "Our growth drove 2003 bank profits to an all time high, up 10% over last year. As the construction of our Stewart Avenue Financial Center provides for future growth, we reached a new mark for today's growth - $400 million in total on-balance sheet assets."

Service Fee and Noninterest Income
Noninterest income grew $80 in the fourth quarter 2003 to $1,120 compared to $1,040 in 2002. However, this growth was due to special income items including a $131 gain on curtailment of the Company's post-retirement health benefits plan, and a $144 gain on sale of securities and SBA loans. Separate from these items, noninterest income declined $195, due primarily to a $313 decline in mortgage banking income from the prior year's unusually high refinancing levels. Offsetting the mortgage decline was an increase in investment sales commissions of $70.

Management expects mortgage banking income to decline during 2004 to a level similar to the December 2003 quarter, down from a high of $655 during the quarter ended September 30, 2003. For all of 2004, the Company expects mortgage banking income to be approximately 2/3 of the level seen during 2003. The Company serviced $152,718 of mortgage principal for other investors at December 31, 2003 compared to $95,408 at December 31, 2002.

During September 2003, the Company announced formation of Peoples Insurance Services LLC, a commercial property and casualty insurance agency and brokerage. Despite being a start-up enterprise, the agency has obtained direct placement commitments from a wide range of insurance underwriters. Agency President Mr. Jeffrey Cole commented "Obtaining direct commitments allows us to avoid much of the co-broker fees often seen by start-up agencies. Doing so will significantly increase our retained sales commissions." The agency's net loss during 2003 was approximately $47.

Operating Expenses
Noninterest operating expenses increased $407 to $2,479 in December 2003 compared to $2,072 during December 2002, an increase of 19.6%. Increases in employee salaries and benefits totaled $417 during the quarter. Final 2003 year-end incentive compensation funding increased salaries and benefits by $378 as income performance before incentives reached the higher tier levels set at the beginning of 2003. President Kopperud noted "Company profits rebounded strongly from the first half of the year for the benefit of both shareholders and employees. Bank incentive plans reward employees for specific goal attainment but against a back drop of net income improvement to ensure shareholders also benefit." Company employees were also granted inflationary and merit increases effective January 1, 2004 averaging 2.9% of base pay. Operating expenses as a percent of average assets increased to 2.46% during the fourth quarter December 2003 compared to 2.26% during December 2002. Operating expenses as a percent of average assets were 2.45% and 2.36% during all of 2003 and 2002, respectively. Year to date, the expense efficiency ratio increased to 52.46% during 2003 compared to 50.68% in 2002 due to declining net interest margin and an increase in salaries and benefits compared to the prior year.
                                       -6-
Credit Quality and Capitalization
The Company ceases to accrue interest on loans which are 90 days past due and considers them nonperforming loans until the borrower has made up any late payments and is able to continue required payments in the future.

Nonperforming loans also include restructured loans until 6 consecutive monthly payments are received under the new loan terms. Nonperforming loans to gross loans was 1.08% at December 31, 2003, compared to .94% at December 2002. The Company also tracks delinquencies on a contractual basis quarter to quarter since some problem loans currently making payments remain on non-accrual status until ongoing ability to repay according to the contract is shown. Loans contractually delinquent 30 days or more as a percentage of gross loans were ..63% at December 2003 compared to 1.02% at September 2003 and .87% at December 2002. The allowance for loan losses was 1.15% of gross loans at December 2003 compared to 1.22% at December 2002.

Average tangible stockholder's equity was 7.85% during the quarter ended December 2003 compared to 7.71% in the prior year quarter. Management believes the Company to be well capitalized at December 31, 2003 and to remain well capitalized during 2004 based on planned asset growth and dividend payments. During the year ended December 2003, the Company repurchased 17,535 shares at an average price of $31.52 per share in its annual buyback program of 1% of outstanding shares. During 2002, the Company repurchased 20,830 shares at an average price of $18.93 per share. The Company anticipates repurchasing approximately 17,300 shares during 2004 under the program on the open market at prices then in effect.

Effective with the dividend declared during June 2003, the Company adopted a policy to equalize the amount of the semi-annual cash dividend. Accordingly, the cash dividend declared during December 2003 of $.29 per share (after adjusting for the subsequent 5% stock dividend) was less than the $.36 per share (following stock dividend adjustment) declared in December 2002. However for all of 2003, cash dividends were $.57 per share compared to $.54 per share in 2002.

Forward Looking Statements
Certain matters discussed in this news release, including those relating to the growth of the Company, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                                       -7-
                                (tables follow)

PSB HOLDINGS, INC.
QUARTERLY FINANCIAL SUMMARY
(dollars in thousands, except per share data)

                                                             QUARTER ENDED - UNAUDITED
                                               DEC. 31   SEPT. 30    JUNE 30  MARCH 31   DEC. 31
EARNINGS AND DIVIDENDS:                          2003      2003       2003       2003      2002
   Net income                                  $1,290     $1,235     $1,057     $1,224    $1,332
   Basic earnings per share (3)                 $0.74      $0.71      $0.61      $0.70     $0.76
   Diluted earnings per share (3)               $0.74      $0.71      $0.60      $0.70     $0.76
   Dividends declared per share (3)             $0.29         $-      $0.29         $-     $0.36
   Net book value per share                    $18.54     $18.11     $17.74     $17.37    $16.75
   Dividend payout ratio                        38.40%      0.00%     46.88%      0.00%    46.88%
   Average common shares outstanding        1,733,398  1,733,828  1,744,199  1,749,015 1,750,708

BALANCE SHEET - AVERAGE BALANCES:
   Loans receivable, net of allowances       $302,491   $288,448   $265,863   $256,715  $255,591
   Assets                                    $399,351   $389,267   $371,537   $365,906  $363,507
   Deposits                                  $312,376   $307,752   $292,698   $289,635  $291,049
   Stockholders' equity                       $32,095    $31,085    $30,670    $29,848   $28,677

PERFORMANCE RATIOS:
   Return on average assets (1)                  1.28%      1.26%      1.14%      1.36%     1.45%
   Return on average equity (1)                 15.95%     15.76%     13.82%     16.63%    18.43%
   Average tangible equity to
     average assets                              7.85%      7.70%      7.92%      7.84%     7.71%
   Net loan charge-offs to average loans         0.09%      0.02%      0.01%      0.03%     0.21%
   Nonperforming loans to gross loans            1.08%      1.09%      1.06%      1.13%     0.94%
   Allowance for loan loss to gross loans        1.15%      1.23%      1.26%      1.28%     1.22%
   Net interest rate margin (1)(2)               3.65%      3.67%      3.83%      3.89%     3.89%
   Net interest rate spread (1)(2)               3.24%      3.21%      3.34%      3.42%     3.36%
   Service fee revenue as a percent of
     average demand deposits (1)                 2.70%      2.48%      2.83%      2.99%     2.98%
   Noninterest income as a percent
     of gross revenue                           17.56%     17.90%     12.13%     17.49%    15.81%
   Efficiency ratio (2)                         53.47%     50.94%     53.86%     51.67%    46.42%
   Noninterest expenses to average assets        2.46%      2.38%      2.40%      2.57%     2.26%

STOCK PRICE INFORMATION:
   High                                        $36.19     $32.61     $32.38     $25.95    $23.81
   Low                                         $31.43     $31.43     $28.57     $22.62    $19.57
   Market value at quarter-end                 $33.62     $31.90     $31.67     $25.95    $23.81

(1) Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                      THREE MONTHS ENDED    YEAR ENDED
(dollars in thousands,                                   DECEMBER 31,      DECEMBER 31,
except per share data - unaudited)                      2003    2002      2003    2002
Interest income:
   Interest and fees on loans                        $4,498  $4,556   $17,964 $18,022
   Interest on securities:
      Taxable                                           468     691     1,943   2,724
      Tax-exempt                                        240     224       916     898
   Other interest and dividends                          52      68       227     271
         Total interest income                        5,258   5,539    21,050  21,915

Interest expense:
   Deposits                                           1,339   1,640     5,651   6,835
   FHLB advances                                        469     577     1,989   2,289
   Other borrowings                                      75      34       229     149
         Total interest expense                       1,883   2,251     7,869   9,273

Net interest income                                   3,375   3,288    13,181  12,642
Provision for loan losses                               130     300       835   1,110

Net interest income after provision for loan loss     3,245   2,988    12,346  11,532

Noninterest income:
   Service fees                                         331     327     1,282   1,217
   Mortgage banking                                     268     581     1,767   1,223
   Investment and insurance sales commissions           131      61       434     250
   Net gain on sale of securities                        99       -        80       -
   Gain on curtailment of post-retirement plan          131       -       131       -
   Other noninterest income                             160      71       417     358
         Total noninterest income                     1,120   1,040     4,111   3,048

Noninterest expense:
   Salaries and employee benefits                     1,609   1,192     5,952   4,927
   Occupancy                                            268     262     1,127   1,094
   Data processing and other office operations          129     170       547     583
   Advertising and promotion                             39      65       172     319
   Other noninterest expenses                           434     383     1,553   1,304
        Total noninterest expense                     2,479   2,072     9,351   8,227

Income before provision for income taxes              1,886   1,956     7,106   6,353
Provision for income taxes                              596     624     2,300   1,988

Net income                                           $1,290  $1,332    $4,806  $4,365
Basic earnings per share                            $  0.74 $  0.76   $  2.76 $  2.48
Diluted earnings per share                          $  0.74 $  0.76   $  2.74 $  2.48

PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2003 unaudited, December 31, 2002 derived from audited financial statements)

(dollars in thousands, except per share data)                               DECEMBER 31,
                                                                          2003       2002
ASSETS
Cash and due from banks                                                 $13,754    $15,890
Interest-bearing deposits and money market funds                          1,214      5,490
Federal funds sold                                                        3,959        172

Cash and cash equivalents                                                18,927     21,552

Securities available for sale (at fair value)                            72,472     81,057
Federal Home Loan Bank stock (at cost)                                    2,444      2,264
Loans held for sale                                                         207        949
Loans receivable, net of allowance for loan losses of $3,536
   and $3,158, respectively                                             304,339    256,015
Accrued interest receivable                                               1,617      1,732
Foreclosed assets, net                                                       84        573
Premises and equipment                                                    7,557      6,158
Mortgage servicing rights, net                                              814        697
Other assets                                                                472        472

TOTAL ASSETS                                                           $408,933   $371,469

LIABILITIES
Non-interest-bearing deposits                                         $  50,563  $  45,457
Interest-bearing deposits                                               265,851    252,373

   Total deposits                                                       316,414    297,830

Federal Home Loan Bank advances                                          47,000     38,000
Other borrowings                                                         10,475      3,302
Accrued expenses and other liabilities                                    2,903      3,034

   Total liabilities                                                    376,792    342,166

STOCKHOLDERS' EQUITY
Common stock - no par value with a stated value of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,804,850 shares                                              1,805      1,805
   Common stock dividend distributable - 90,017 shares                       90          -
Additional paid-in capital                                                9,932      7,150
Retained earnings                                                        22,543     21,607
Unrealized gain on securities available for sale, net of tax                844      1,306
Treasury stock, at cost - 161,469 and 138,748 shares, respectively       (3,073)    (2,565)

   Total stockholders' equity                                            32,141     29,303

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $408,933   $371,469

                                       -10-